Exhibit 99.1


Contact:    Kelly McAndrew                                   Mary Winn Settino
            Public Relations                                 Investor Relations
            (914) 767-7690                                   (914) 767-7216
            (203) 613-1552 cell

                                                          FOR IMMEDIATE RELEASE
                                                          ---------------------

             THE PEPSI BOTTLING GROUP PREVIEWS FIRST QUARTER RESULTS
                       Company Affirms Full Year Guidance

     SOMERS, N.Y., March 30, 2004 - The Pepsi Bottling Group, Inc. (NYSE: PBG) today announced preliminary results for its first quarter, which ended March 20, 2004.
     During a presentation at the Credit Suisse First Boston (CSFB) Global Consumer Conference this morning, PBG Chairman and Chief Executive Officer John
T. Cahill is expected to report that PBG's worldwide physical case volume grew five percent in the first quarter. Physical case volume in the U.S. grew six percent, while volume growth in Canada and Europe increased four and 15 percent respectively. In Mexico, carbonated soft drink volume on an eight-ounce case basis grew six percent, though on a physical case basis, total volume was down two percent.
     In the U.S., net revenue per case grew more than two percent during the first quarter.
     Mr. Cahill is also expected to confirm that first quarter diluted earnings per share should come in around the high end of the Company's guidance range of $0.15 to $0.18.
     PBG reiterated its expectation for full year diluted earnings per share in the range of $1.62 to $1.70. The Company also affirmed its forecast for worldwide volume growth in the low single digits along with net revenue per case growth of about one percent. In the U.S., net revenue per case is projected to grow about two percent. PBG operating profit is expected to grow in the mid-single digit range. For the full year, the Company expects cash from operations less capital expenditures to increase about 10 percent to approximately $480 million.
     Listen in live to Mr. Cahill's complete presentation at the CSFB Global Consumer Conference today, March 30, 2004 at 9:30 a.m. (EST) at http://www.pbg.com.

                                   -- more --

PBG PREVIEWS FIRST QUARTER RESULTS / 2 of 2


     The Pepsi Bottling Group, Inc. is the world's largest manufacturer, seller and distributor of Pepsi-Cola beverages with operations in the U.S., Canada, Greece, Mexico, Russia, Spain and Turkey. To receive company news releases by e-mail, please visit www.pbg.com.

                                      # # #


Statements made in this press release that relate to future performance or financial results of the Company are forward-looking statements which involve uncertainties that could cause actual performance or results to materially differ. PBG undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties set forth in PBG's Securities and Exchange Commission reports, including its annual report on Form 10-K for the year ended December 27, 2003.